Free Writing Prospectus

Filed on June 15, 2012 Pursuant to Rule 433

Registration No. 333-170231

AFS SenSub Corp., (the “Depositor”), has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-669-7629 or by emailing ABSSynd@jpmorgan.com.

